Consent of Independent Accountants


We consent to the incorporation by reference in this registration statement of Home Health Corporation of America, Inc. (the "Company") on Form S-8 of our reports dated September 1, 1995, except for the last paragraph of Note
12, for which the date is September 6, 1995, on our audits of the consolidated financial statements and financial statement schedule of the Company as of June 30, 1994 and 1995, and for each of the three years in the period ended June 30, 1995, appearing in the Registration Statement on Form S-1 (SEC File No. 33-96888) of the Company filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933.

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.





2400 Eleven Penn Center
Philadelphia, Pennsylvania
July 3, 1996